Exhibit 99.1

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements are provided for informational purposes only and do not purport to represent what the actual combined results of operations or the combined financial position of the combined company would be had the Merger (as defined below) occurred on the dates assumed, nor are they necessarily indicative of future combined results of operations or combined financial position. The unaudited combined financial statements do not reflect any cost savings or synergies that the management of Interactive Motion Technologies Inc., a Massachusetts corporation (“IMT”) and Bionik Laboratories Corp. (the “Company”) could have achieved if they were together through this period.

On April 21, 2016, the Company acquired 100% of the capital stock of IMT, through a transaction where Bionik Mergerco Inc., a Massachusetts corporation and a wholly owned subsidiary of the Company (“Merger Subsidiary”), merged with and into IMT (the “Merger”), with IMT surviving the Merger as a wholly-owned subsidiary of Bionik.

Subject to the indemnification and escrow arrangements described in the Merger Agreement dated March 1, 2016 by and among the Company, Merger Subsidiary, IMT and Hermano Igo Krebs (the “Merger Agreement”), Bionik issued (or reserved for issuance) an aggregate of 23,650,000 shares of Company Common Stock in exchange for all shares of IMT Common Stock and IMT Preferred Stock outstanding immediately prior to the effective time.

Bionik also assumed each of the 3,897,500 options to acquire IMT Common Stock granted under IMT’s equity incentive plan or otherwise issued by IMT. These options will represent the right to purchase an aggregate of 3,000,000 shares of Company Common Stock, of which 1,000,000 will have an exercise price of $0.25, 1,000,000 will have an exercise price of $0.95 and 1,000,000 will have an exercise price of $1.05.

Due to the complexities in identifying and valuing the intangible assets acquired, the Company has not yet finalized the purchase price allocation. At this time the Company is not practicably able to estimate the fair value of each identifiable asset. The Company anticipates the intangible assets to consist of clinical data, sales data, license and patents/technology acquired and any excess to result in goodwill.

The unaudited pro forma combined statements of operations for the 12 month period ended March 31, 2016 give effect to the Merger as if it had been consummated on April 1, 2015, the start of the March 31, 2016 year end.

The unaudited pro forma combined statements of operations for the 3 month period ended March 31, 2016 give effect to the Merger as if it had been consummated on January 1, 2016, the start of the March 31, 2016 three month period end.

The unaudited pro forma balance sheets give effect to the Merger as if they had occurred on the dates of those balance sheets.

The effects of the Merger have been prepared using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes.

The Company describes the assumptions underlying the pro forma adjustments in the accompanying notes, which should also be read in conjunction with these unaudited pro forma combined financial statements. Please read this information in conjunction with:

•	The audited financial statements of IMT as of and for the fiscal years ended December 31, 2015 and 2014.

•	The unaudited financial statements of IMT as of and for the fiscal quarters ended March 31, 2016 and 2015.

•

The audited consolidated financial statements of Bionik Laboratories Corp. as of March 31, 2016 and 2015 and December 31, 2015 and 2014 and for the three month period and year ended March 31, 2016, the year ended December 31, 2015 and the nine month period ended December 31, 2014.

Bionik Laboratories Corp.

Proforma Balance Sheet

March 31, 2016

	Bionik	IMT	Proforma adjustments		Consolidated
Current Assets
Cash	5,381,757	9,786			5,391,543
Accounts Receivable, net	-	27,177			27,177
Prepaid expenses and other current assets	231,733	22,615			254,348
Short term advances	125,153		(125,153)	c	-
Loans receivable	379,908		(379,908)	c	-
Due from related parties	41,445				41,445
Inventories		169,325			169,325
	6,159,996	228,903	(505,061)		5,883,838
Property and equipment, net	76,750	6,281			83,031
Other assets	-	4,284			4,284

Intangible assets and goodwill			1,573,229	d
			25,306,086	e	26,879,315
Total Assets	6,236,746	239,468	26,374,254		32,850,468

Current Liabilities
Accounts Payable	320,871	606,620	(17,329)	c	910,162
Short term advances	-	105,124	(105,124)	c	-
Loans payable to Bionk Laboratories Corp	-	368,750	(368,750)	c	-
Accrued expenses and other current liabilities	515,979	634,719	(13,858)	c	1,136,840
Demand notes payable to officers/directors	-	345,359			345,359
Customer deposits	-	86,487			86,487
Promissory note payable, current portion	-	200,000			200,000
Credit facility payable		21,495			21,495
Warrant derivative liability	5,135,990				5,135,990
	5,972,840	2,368,554	(505,061)		7,836,333

Stockholders' deficit
Series A reeemable, convertible preferred stock	-	5,192,838	(5,192,838)	b	-
Special Voting Preferred stock	-				-
Common shares	72,591	15,648	(15,648)	b
			23,650	a	96,241
Additional paid in capital	11,801,146	1,913,318	1,573,229	d	-
			23,153,350	a
			(1,913,318)	b	36,527,725
Shares to be issued	-	-			-
Accumulated deficit	(11,651,980)	(9,250,890)	9,250,890	b	(11,651,980)
Accumulated other comprehensive income	42,149				42,149
Total stockholders'deficit	263,906	(2,129,086)	26,879,315		25,014,135
					-
Total liabilities and Stockholders deficit	6,236,746	239,468	26,374,254		32,850,468

(a)	On April 21, 2016, Bionik issued or reserved for issuance 23,650,000 share of common stock valued at $23,177,000 which is based on the closing price of $0.98 of the Company’s shares.
(b)	Eliminates the capital stock, additional paid in capital and accumulated deficit of IMT.
(c)	Eliminates the loan of $368,750 and advances of $105,000 plus accrued interest.
(d)	Reflects the fair value of the vested portion of the 3,000,000 stock options reissued at the date of the Merger of approximately $1,573,229. The fair value of the vested portion of the 3,000,000 stock options issued as consideration in the Merger was determined using the Black-Scholes pricing model using a risk free rate of 1.59%, a dividend and forfeiture rate of 0% and expected volatility of 114% which is consistent with existing Company key assumption for options.
(e)	The Company has only preliminarily determined the purchase price and due to the nature of the intangible assets involved in the IMT acquisition management cannot be certain of the final fair values. Accordingly, the Company is unable to determine an amount of related amortization as it has not yet assigned these values and finalized a determination of the useful life.

Bionik Laboratories Corp.

Proforma Operations Statement

Three Months ended March 31, 2016

	Bionik	IMT	Proforma Adjustments		Consolidated
Revenue	-	119,341			119,341
Cost of revenue	-	131,640			131,640
Gross profit	-	(12,299)			(12,299)

Operating expenses
Research & development	343,742	66,569			410,311
Sales and marketing	-	63,908			63,908
General and administrative	1,438,553	450,394	(2,409)	1
			(144,411)	3	1,742,127
Share based compensation	158,244	-			158,244
Depreciation	14,387	-	2,409	1	16,796
	1,954,926	580,871			2,391,386
Net loss from operations	(1,954,926)	(593,170)			(2,403,685)

Other income (expenses)
Interest expenses	-	(19,832)	4,488	2	(15,344)
Other income	8,522	-	(4,488)	2	4,034
State taxes	-	(948)			(948)
Foreign exchange loss	71,399	-			71,399
Change in fair value of warrant derivative liability	870,913	-			870,913
Total other income (expenses)	950,834	(20,780)			930,054

Net loss for the period	(1,004,092)	(613,950)			(1,473,631)
Foreign Exchange translation adjustment	-	-			-
Net loss and comprehensive loss for the period	(1,004,092)	(613,950)			(1,473,631)

Weighted average number of Shares - basic	72,455,753	1,517,683	23,650,000	f	97,623,436
Weighted average number of Shares - diluted	72,455,753	1,517,683	23,650,000	f	97,623,436

(Loss) income per share - basic	(0.01)	(0.40)	0.01	f	(0.02)
(Loss) income per share - diluted	(0.01)	(0.40)	0.01	f	(0.02)

1.	To reclassify IMT depreciation for consistency of financial statement presentation.
2.	To eliminate interest expense from IMT and other income in Bionik on loans between the two companies.
3.	To eliminate IMT share based compensation.

Bionik Laboratories Corp.

Proforma Operations Statement

Twelve Months ended March 31, 2016

	Bionik	IMT	Proforma Adjustments		Consolidated
Revenue	-	1,919,779			1,919,779
Cost of revenue	-	1,363,797			1,363,797
Gross profit	-	555,982			555,982

Operating expenses
Research & development	1,397,554	178,810			1,576,364
Sales and marketing	-	256,046			256,046
General and administrative		1,428,142	(9,908)	1	-
	3,676,125	-	(544,019)	3	4,550,340
Share based compensation	1,495,837	-	-		1,495,837
Depreciation	63,454	-	9,908	1	73,362
	6,632,970	1,862,998			7,951,949
Net loss from operations	(6,632,970)	(1,307,016)			(7,395,967)

Other income (expenses)
Interest income (expenses)	(2,839)	(88,937)	13,587	2	(78,189)
State Taxes		1,421			1,421
Other income	42,173	-	(13,587)	2	28,586
Foreign Exchange loss	(112,771)	-			(112,771)
Change in fair value of warrant derivative liability	7,742,555	-			7,742,555
Total other income (expenses)	7,669,118	(87,516)			7,581,602

Net income (loss) for the period	1,036,148	(1,394,532)			185,635
Foreign Exchange translation adjustment		-
Net income (loss) and comprehensive income (loss) for the period	1,036,148	(1,394,532)			185,635

Weighted average number of Shares - basic	71,554,822	1,517,683	23,650,000	f	96,722,505
Weighted average number of Shares - diluted	79,984,257	1,517,683	23,650,000	f	105,151,940

(Loss) income per share - basic	0.01	(0.92)	0.02	f	0.00
(Loss) income per share - diluted	(0.08)	(0.92)	0.02	f	(0.07)

1.	To reclassify IMT depreciation for consistency of financial statement presentation.
2.	To eliminate interest expense from IMT and other income in Bionik on loans between the two companies.
3.	To eliminate IMT share based compensation.

Bionik Laboratories Corp.

Notes to Pro Forma Combined Financial Statements

(Expressed in US $)

(Unaudited)

1. The Transaction

On April 21, 2016, Bionik Laboratories Corp. (“Bionik”), a Delaware corporation entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Interactive Motion Technologies Inc., a Massachusetts corporation (“IMT”) and Bionik Mergerco Inc., a Massachusetts corporation and a wholly owned subsidiary of Bionik (“Merger Subsidiary”), providing for the merger (“Merger”) of Merger Subsidiary with and into IMT, with IMT surviving the Merger as a wholly-owned subsidiary of Bionik.

Subject to the indemnification and escrow arrangements described in the Merger Agreement, Bionik issued (or reserved for issuance) an aggregate of 23,650,000 shares of Company Common Stock in exchange for all shares of IMT Common Stock and IMT Preferred Stock outstanding immediately prior to the effective time (other than shares (i) held in treasury or (ii) held by persons who properly exercise appraisal rights under Massachusetts law).

Bionik also assumed each of the 3,897,500 options to acquire IMT Common Stock granted under IMT’s equity incentive plan or otherwise issued by IMT. These options represent the right to purchase an aggregate of 3,000,000 shares of Company Common Stock, of which 1,000,000 will have an exercise price of $0.25, 1,000,000 will have an exercise price of $0.95 and 1,000,000 will have an exercise price of $1.05. At the date of the Merger, the options were revalued and share based compensation of approximately $1,573,229 has been recorded in the preliminary purchase price allocation related to the vesting of these stock options.

During review and due diligence of IMT prior to the execution of the Merger Agreement, the Company loaned an aggregate of $300,000 to IMT, which loans were secured by certain of its assets of IMT. On March 7, 2016, the Company loaned an additional $68,750 to IMT to fund certain of its expenses in contemplation of the closing of the Merger. The loan matures upon the earlier to occur of (a) the termination date of the Merger Agreement and (b) the effective date of the Merger.

The Company also advanced IMT $80,000 for closing costs before the April 21, 2016 closing.

As a result of the Merger Agreement, as of April 21, 2016, Bionik has outstanding:

(i)	50,000,000 Exchangeable Shares of common stock held by its existing shareholders;

(ii)	22,591,302 shares of common stock held by its existing shareholders;

(iii)	23,650,000 shares of common stock issued or issuable to IMT Shareholders; and

(iv)	3,000,000 additional stock options issued to employees of IMT.

2. Basis of Presentation

The unaudited pro forma combined financial information for Bionik as at and for the three month period and the year ended March 31, 2016 has been prepared by management to reflect the Merger of Bionik and IMT as described in note 1.

Certain adjustments have been made while combining the two companies which are detailed in note 3. The pro forma adjustments are based on available information and assumptions that Bionik believes are reasonable. Such adjustments are estimates and are subject to change.

The unaudited pro forma combined financial statement of operations three month and year ended March 31, 2016 have been prepared as if the Merger happened at January 1, 2016 and April 1, 2015, respectively.

The aggregate consideration of $24,750,229 which is comprised of common shares issued plus share based compensation has not yet been allocated. The preliminary estimate of the value of the common shares and vested stock options issued is $23,177,000 and $1,573,229, respectively. The Company has not completed the identification of the assets acquired and liabilities assumed or the related valuation work necessary to arrive at any estimate of fair value or preliminary purchase price allocation. The initial accounting for the acquisition is incomplete however the Company will provide this information within 365 days of the closing of the transaction.

3. Pro Forma Assumptions and Adjustments

The unaudited pro forma combined financial statements give effect to the following assumptions and adjustments:

(a)	On April 21, 2016, Bionik issued or reserved for issuance 23,650,000 share of common stock valued at $23,177,000 which is based on the closing price of $0.98 of the Company’s shares.
(b)	Eliminates the capital stock, additional paid in capital and deficit of IMT.
(c)	Eliminates the loan of $368,750 plus advances of $105,000 made to IMT plus accrued interest.
(d)	Reflects the fair value of the vested portion of the 3,000,000 stock options reissued at the date of the Merger of approximately $1,573,229. The fair value of the vested portion of the 3,000,000 stock options issued as consideration in the Merger was determined using the Black-Scholes pricing model using a risk free rate of 1.59%, a dividend and forfeiture rate of 0% and expected volatility of 114% which is consistent with existing Company key assumption for options.
(e)	The Company has only preliminarily determined the purchase price and due to the nature of the intangible assets involved in the IMT acquisition management cannot be certain of the final fair values. Accordingly, the Company is unable to determine an amount of related amortization as it has not yet assigned these values and finalized a determination of the useful life.
(f)	All common share equivalents, options and warrants have been excluded from the computation of diluted loss per share for the three month period ended March 31, 2016 as their effects are anti-dilutive. The 3,000,000 options issued as consideration in the Merger have been excluded from the computation of diluted loss per share for the three and twelve month period ended March 31, 2016 as their effects are anti-dilutive.

The reconciliation of diluted loss per share for the year ended March 31, 2016 is presented below:

Numerator
Net income	$185,635
Change in fair value of warrant derivative liability	(7,742,555)
Net (loss) used in computation of diluted earnings per share	$(7,556,920)

Denominator
Basic weighted average number of shares outstanding	96,722,505
Warrants	8,429,435
Diluted weighted average number of shares outstanding	105,151,940

Diluted loss per share	$(0.07)